EXHIBIT 10.13

                                                    February 20, 1997

Mr. Charles E. LaRosa
801 Dartmoor
Westfield, New Jersey  07090

Dear Mr. LaRosa:

This letter will confirm adjustments to the terms and conditions under which you shall continue your employment with Pharmaceutical Formulations, Inc. (the "Company") in the position of President and Chief Executive Officer.

Your salary will be increased to $275,000 per annum, effective January 1, 1997.

Providing that you are an employee in good standing of the Company on July 1, 1997 and have not given notice of termination of your employment, you shall receive a stock grant of common shares equal to $25,000. The company is reviewing the procedure for registration of the stock, which shall take place providing the cost is minimal.

The Company will also be considering additional grants of stock options after the issuance of results to the public for fiscal year ending June 30, 1997. The non-executive Directors shall recommend a stock option for you of 250,000 common shares of stock at that time, under the Company's stock option plan. This option will be a qualified option, to the extent possible.

The non-executive Directors have also decided to recommend that at an appropriate time prior to the Company being listed on an exchange, the Board will consider a further grant of stock options to you in anticipation of such a listing.

All other terms and conditions of your employment agreement dated April 4, 1996 with the Company shall remain in full force and effect.

                                               Very truly yours,

                                               PHARMACEUTICAL FORMULATIONS, INC.

                                                     By:/S/ JOHN L. Oram
                                                            John L. Oram
                                                            Chairman